Exhibit 10.4

INC Research Holdings, Inc.
2010 Equity Incentive Plan

FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Award Agreement”), is made effective as of the                                               (the “Date of Grant”), between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and                             (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Triangle Acquistion Holdings Inc. 2010 Equity Incentive Plan (as amended, the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement.  Capitalized terms not otherwise defined herein (including in Section 10) shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of                     Common Units (which represents                     shares of Class A Common Stock and                     shares of Class B Common Stock), subject to adjustment as set forth in the Plan.  Half of the Common Units subject to the Option (i.e.,                                         Common Units) shall vest based upon the passage of time as set forth herein (the “Time Award”), and half of the Common Units subject to the Option (i.e.,                     Common Units) shall vest based upon achievement of specified performance goals as set forth herein (the “Performance Award”).  The Option is intended to be a Nonqualified Stock Option.

2.                                      Option Price.  The purchase price of the Common Units subject to the Option shall be                     per Common Unit (the “Option Price”), subject to adjustment as set forth in the Plan.

3.                                      Vesting.  Subject to the Participant’s continued Service on each vesting date:

(a)                                 Time Award.  The Time Award shall vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of                     , such that 20% of the shares subject to such Time Award shall vest on each such anniversary.

(b)                                 Performance Award. The Performance Award shall vest with respect to 20% of the Common Units subject to such Performance Award (each, a “Tranche”) effective as of the last day of the Company’s fiscal year for each of       ,        ,        ,        and        in accordance with this Section 3(b) to the extent the actual Group EBITDA for such fiscal year (as determined by the Board in good faith) equals or exceeds the applicable EBITDA targets set forth on Schedule A (as adjusted therein by the Committee; provided that adjustments made to the

EBITDA target of any fiscal year must be made by the Committee prior to March 31st of such fiscal year).

(c)                                  Carry Back and Carry Forward.  With respect to the Performance Award, if Group EBITDA for the fiscal year ending December 31,       ,       ,       ,       and        (determined before the application of this paragraph 3(c)) (each a “Current Year”) exceeds the Target Amount for such Current Year as set forth on Schedule A (the amount of such excess, an “Excess Amount”):  (x) the Group EBITDA for the prior fiscal year (“Prior Year”) may be recalculated to be an amount equal to the sum of the Group EBITDA for such Prior Year plus the Excess Amount (a “Carry Back”); or (y) the Group EBITDA for the following fiscal year (“Next Year”) may be recalculated to be an amount equal to the sum of the Group EBITDA for such Next Year plus the Excess Amount a (“Carry Forward”).  Any Excess Amount shall first be applied to a Carry Back, and then, any remaining Excess Amount may be applied to a Carry Forward, provided that there shall be no Carry Back for performance in respect of        and there shall be no Carry Forward for performance in respect of        ; provided, further that, Group EBITDA for        may be applied as a Carry Back to        , and the Board shall establish the Target Amount for        on or before January 1,       .

(d)                                 Accelerated Vesting Upon Change of Control.

(i)                                     The Time Award shall, to the extent not then vested, become immediately fully vested upon the occurrence of a Change in Control (so long as the Participant remains in Service on the applicable Change of Control Date).

(ii)                                  With respect to the Performance Award, in the event of the occurrence of a Change of Control (so long as the Participant remains in Service on the applicable Change of Control Date), all of the unvested Performance Awards shall vest immediately upon the achievement of the applicable Return of Capital Target as set forth in Schedule B, and upon the occurrence of a Change of Control in which the applicable Return of Capital Target set forth in Schedule B is not achieved, all such unvested options shall be cancelled by the Company without consideration and shall be deemed terminated and forfeited without consideration in all respects, or as otherwise determined by the Board.

(e)                                  At any time, the portion of the Option which has become vested as described in this Section 3 is hereinafter referred to as the “Vested Portion”.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a).

(f)                                   If the Participant’s Service is terminated for any reason, the Option shall, to the extent not then vested, be cancelled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a), and shall thereafter be deemed terminated and forfeited without consideration in all respects.

4.                                      Exercise of Option.

(a)                                 Period of Exercise.  Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)                                     the tenth anniversary of the Date of Grant;

(ii)                                  the date that is sixty (60) days following termination of the Participant’s Service for any reason other than death, Permanent Disability or Cause;

(iii)                               the date that is one hundred eighty (180) days following termination of the Participant’s Service due to Permanent Disability;

(iv)                              the date that is one (1) year following termination of the Participant’s Service due to death; and

(v)                                 the date of termination of the Participant’s Service by the Company for Cause.

(b)                                 Method of Exercise.

(i)                                     Subject to Section 4(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Common Units only.  Such notice shall specify the number of Common Units for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  In the event the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  Notwithstanding anything to the contrary in the Plan, the payment of the Option Price may be made at the election of the Participant (A) in cash or its equivalent (e.g., by cashiers or certified check), or (B) following an IPO (as such term is defined in the Stockholders Agreement), and subject to any other requirement or restriction in this Award Agreement or the Stockholders Agreement, through the delivery of irrevocable instructions to a broker to sell Common Units obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Common Units being purchased.  The Committee may prescribe or permit, in its sole discretion, any other method of payment that it determines to be consistent with applicable law.  Neither the Participant nor the Participant’s representative shall have any rights to dividends or other rights of a stockholder with respect to Common Units subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Common Units and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)                                  Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Option may not be exercised prior to (A) the Participant’s execution of a joinder to the Stockholders Agreement and such other agreement as the Committee may request, in each case in form and substance satisfactory to the Committee, (B) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise, and (C) the completion of any registration or qualification of the Option or the Common Units under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)                               Upon the Company’s determination that the Option has been validly exercised as to any of the Common Units, the Company shall issue certificates in the

Participant’s name for the Shares underlying such Common Units.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 4(a) by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)                                 The Participant understands that the Stockholders Agreement contains significant restrictions on the transfer of the Shares underlying the Common Units purchased upon exercise of the Option and contains repurchase rights for such Shares in favor of the Company or its designee upon the Participant’s termination of Service.

5.                                      No Right to Continued Service.  The granting of the Option evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

6.                                      Securities Laws/Legend on Certificates.  The issuance and delivery of Common Units shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Common Units under the Plan or Awards, and accordingly any certificates for Common Units or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon.  If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant by or to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

7.                                      Transferability.  The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee or the Board shall have been furnished with written notice thereof and a copy of such evidence as the Committee or the Board of Directors of the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

8.                                      Adjustment of Option.  Any adjustments to the Option (or any of the Common Units underlying the Option) shall be made in accordance with the terms of the Plan.

9.                                      Non-Competition and Confidentiality.  In consideration of the Option granted herein, to the extent the Participant is not a party to the Stockholders Agreement, the Participant agrees to be bound by the non-competition and confidentiality provisisions set forth on Schedule C.

10.                               Definitions.  For purposes of this Award Agreement:

“Avista Investor” means Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., Avista Capital Partners (Offshore) II-A, L.P., and any of their Permitted Transferees (as defined in the Stockholders Agreement).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“CapitalCo” means 1829356 Ontario Limited and any of its Permitted Transferees (as defined in the Stockholders Agreement).

“Cause” means (i) the Participant’s breach of any fiduciary duty or legal or contractual obligation to the Company or any of its Affiliates, or to the Company’s direct or indirect equity holders, (ii) the Participant’s failure to follow the reasonable instructions of the Board or such Participant’s direct supervisor, which breach, if curable, is not cured within ten (10) Business Days after notice to such Participant or, if cured, recurs within one-hundred and eighty (180) days, (iii) the Participant’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its Affiliates, or (iv) the Participant’s commission of any misdemeanor relating to the affairs of the Company or any of its Affiliates or any felony.

“Change of Control Date” means the date of consummation of a Change of Control.

“EBITDA” means, with respect to a business or entity for a particular period, the sum of:  (i) net income (or loss) of such business or entity for such period; plus (ii) all interest expense of such business or entity (net of interest income) for such period deducted in calculating such net income (loss), plus (iii) all income taxes of such business or entity for such period deducted in calculating such net income (loss), plus (iv) all depreciation expenses of such business or entity for such period deducted in calculating such net income (loss), plus (v) all amortization expenses of such business or entity for such period deducted in calculating such net income (loss), plus (vi) all fees paid by the Company or any of its Subsidiaries pursuant to the Equity Placement Agreement, Expense Reimbursement Agreement, Monitoring Agreement, or Special Dividend Side Letter, for such period deducted in calculating such net income (loss); in each case, determined in accordance with generally accepted accounting principles in the United States of America, consistently applied, and (vii) subject to other adjustments to EBITDA as the Board determines in good faith are appropriate.

“Equity Placement Agreement” means the Equity Placement Agreement by and between the Company, Intermediate, CapitalCo and certain other parties signatory thereto, dated as of September 27, 2010, as the same may be amended, supplemented or modified from time to time.

“Expense Reimbursement Agreement” means that certain expense reimbursement letter agreement by and between the Company, the Avista Investor, CapitalCo and

Ontario Teachers’ Pension Plan Board, dated as of September 27, 2010, as the same may be amended, supplemented or amended from time to time.

“Group EBITDA” for a fiscal year means EBITDA of the Company and its Subsidiaries calculated on a consolidated basis for such fiscal year.

“Intermediate” means INC Research Intermediate, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company.

“Monitoring Agreement” means the Advisory Services and Monitoring Agreement by and between the Company, Intermediate, INC Research, LLC, a Delaware limited liability company and Avista Capital Holdings, LP, a Delaware limited partnership, dated as of September 27, 2010, as the same may be amended, supplemented or modified from time to time.

“Permanent Disability” means the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board, in its sole discretion.

“Special Dividend Side Letter” means that certain letter agreement, dated as of September 27, 2010 by and between the Company, Intermediate, INC Research, LLC, a Delaware limited partnership, CapitalCo and Ontario Teachers’ Pension Plan Board regarding the payment of certain dividends.

“Sponsors” means Avista Investors and CapitalCo.

“Stockholders Agreement” means the Amended & Restated Stockholders Agreement, dated as of July 12, 2011, among the Company and certain stockholders of the Company, as the same may be amended, supplemented or modified from time to time.

11.                               Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

12.                               Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimilie transmission or other electronic transmission.  A notice to the Company shall be addressed to the Company and delivered to its principal executive office.  A notice to the Participant shall be delivered to the address, fax number or e-mail address that he or she most recently provided to the Company, or at such other address, fax number or e-mail address that he or she may hereafter specify. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York, New York time, in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission or electronic transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one business day, or by personal delivery, whether by courier or otherwise, made within two business days after the date of such facsimile transmissions; provided that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

13.                               Entire Agreement.  This Award Agreement (including any schedules attached hereto) and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

14.                               Waiver.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

15.                               Successors and Assigns.  The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

16.                               Choice of Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION.  EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.                               Option Subject to Plan.  By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.                               Amendment.  The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time; provided that, subject to Articles 11, 12 and 13 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Award Agreement or with respect to the Option.

19.                               Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.                               Signature in Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                                                                                         *                                                                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

Agreed and acknowledged as

of the date first above written:

PARTICIPANT

Name:

[SIGNATURE PAGE TO NONQUALIFIED STOCK OPTION AWARD AGREEMENT]

SCHEDULE A

EBITDA TARGETS

Group EBITDA for the year ending December 31,

Target Amount	$	million	$	million	$	million	$	million	$	million

The EBITDA targets may be amended as follows:

A. Adjustments to Target Amounts.  (i) To the extent that during any fiscal year, the Company or any of its Subsidiaries acquires any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (an “Acquired Business”):

(1)                                 Target Amount for such fiscal year shall be adjusted such that an amount equal to estimated EBITDA of the Acquired Business on a pro forma basis (determined at the time of the acquisition of such Acquired Business and in accordance with paragraph (iii) below) for the period from the date of the consummation of such acquisition until the end of such fiscal year shall be added to Target Amount for such fiscal year, and

(2)                                 Target Amount for each subsequent fiscal year shall be adjusted such that an amount equal to estimated EBITDA of the Acquired Business (determined at the time of the acquisition of such Acquired Business and in accordance with paragraph (iii) below) for each such fiscal year shall be added to Target Amount for such fiscal year.

(ii)                                  To the extent that during any fiscal year, the Company or any of its Subsidiaries sells or otherwise disposes of any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (a “Sold Business”):

(1)                                 Target Amount for such fiscal year shall be adjusted such that the amount included in Target Amount for such fiscal year with respect to the Sold Business for the period from the date of the consummation of such sale or disposition until the end of such fiscal year (determined in accordance with paragraph (iii) below) shall be subtracted from Target Amount for such fiscal year, and

(2)                                 Target Amount for each subsequent fiscal year shall be adjusted such that the amount included in Target Amount for each such fiscal year with respect to the Sold Business (determined in accordance with paragraph (iii)) shall be subtracted from Target Amount for such fiscal year.

(iii)                               All determinations of (A) estimated EBITDA of any Acquired Business for any period and (B) the amounts included in Target Amount for any fiscal year (or portion thereof) with respect to any Sold Business, shall be made in good faith by the Board of Directors of the

Company on a basis broadly consistent with the valuation methodology used to set the original Group EBITDA targets.

B. Determinations of the Board.  The Board reserves the right to make adjustments to any Target Amount as the Board of Directors of the Company determines in good faith are appropriate to take into account the effect of: (A) any material transactions or events during the relevant period, including significant changes to capital expenditure plans and (B) any events during the relevant period outside of the ordinary course.  Any such adjustments shall be final, conclusive and binding on the Participant.  All adjustments to any Target Amount shall be made in good faith by the Board of Directors of the Company on a basis broadly consistent with the valuation methodology used to set the original Group EBITDA targets.

SCHEDULE B

RETURN OF CAPITAL

A Return of Capital Target (the “Return of Capital Target”) shall have been achieved for any applicable period specified below if each of the Avista Investor and CapitalCo have received Aggregate Net Proceeds during such period that are equal to or greater than each of the Avista Investment and CapitalCo Investment multiplied by the applicable multiplier specified below:

Period During Which Return of Capital Occurs	Aggregate Net Proceeds as a Multiple of Investment

1.1                               Definitions.  For purposes of this Schedule B:

(a)                                 “Aggregate Net Proceeds” means all cash proceeds actually received by the Sponsors with respect to the sale or other disposition of their Common Stock (other than Class C Common Stock) (in each case, as such term is defined in the Stockholders Agreement) to third parties, net of any unreimbursed Sales Costs, plus dividends in cash actually received by the Sponsors in respect of such Common Stock (other than Class C Common Stock); provided, however, that (a) Aggregate Net Proceeds shall not include any fees or expense reimbursement received by the Sponsors or any of their respective Affiliates pursuant to the Equity Placement Agreement, Expense Reimbursement Agreement, or Monitoring Agreement, (b) any dividends paid or payable pursuant to the Special Divided Side Letter, whether in cash, property or securities of the Company and whether by dividend, liquidating distributions, redemption or other acquisition for value of any equity securities of the Company (either pursuant to any applicable sinking fund requirement or otherwise) or otherwise, and, (c) subject to the foregoing clause (b), any cash dividends received by the Sponsors shall not be counted more than once in any calculation of Aggregate Net Proceeds.

(b)                                 “Avista Investment” means initially $                               and shall be adjusted for any cash or other consideration contributed from the Avista Investor from and after the Closing Date and prior to the Change of Control Date; it being understood that, as of the date hereof, the amount of the Avista Investment is $                    , as a result of additional equity investments made by the Avista Investor since the Closing Date through the date hereof.

(c)                                  “CapitalCo Investment” means initially $                               and shall be adjusted for any cash or other consideration contributed from CapitalCo from and after the Closing Date and prior to the Change of Control Date; it being understood that, as of the date hereof, the amount of the CapitalCo Investment is $                    , as a result of additional equity investments made by the CapitalCo since the Closing Date through the date hereof.

(d)                                 “Closing Date” means                               .

(e)                                  “Sales Costs” means any costs or expenses (including legal or other advisor costs and expenses), fees (including investment banking fees), commissions or discounts payable directly by the Avista and CapitalCo or any of their Affiliates in connection with, arising out of or relating to any sale or other disposition of equity security interests in the Company (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

SCHEDULE C

1.1                               Definitions.  For purposes of this Schedule C:

(a)                                 “Plan” means the INC Research Holdings, Inc. 2010 Equity Incentive Plan, as amended.

(b)                                 The terms “Company,” “Participant” and “Subsidiary” will have the meaning ascribed to them by the Plan.

(c)                                  The “Termination Date” means the last day of Participant’s employment by the Company or any of its Subsidiaries.

(d)                                 The “Restricted Period” means the period commencing on the Termination Date and ending six (6) months after the Termination Date.

(e)                                  “Company Customer” means a person or entity for whom the Company was providing services either at the time of, or at any time within the six (6)  months preceding, the Termination Date, and for whom Participant carried out or oversaw a material business responsibility during said six (6) month period.

(f)                                   “Prospective Customer” means a person or entity (i) that Participant contacted for the purpose of soliciting business on behalf of the Company during the six (6)  months preceding the Termination Date; or (ii) to which the Company had submitted a bid or proposal for services during the six (6)  months preceding the Termination Date, and in which bid or proposal Participant was involved in any material respect.

(g)                                  The term “Company Employee” means any person who is an employee of or consultant to the Company as of the Termination Date.

(h)                                 “Competitive with the Company” means engaged in the business of providing contract research organization (CRO) services to pharmaceutical, biotechnology, or biomedical companies.

(i)                                     “Restricted Services” means services that are the same or substantially similar to the services Participant provided to the Company at the time of, or in the six (6) months preceding, the Termination Date.

(j)                                    The “Restricted Area” means the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Participant personally provided material services in-person (not by telephone or internet) on behalf of the Company during the six (6) months prior to the Termination Date; (ii) within a 60-mile radius of the location(s) where the Participant had an office during the six (6) months prior to the Termination Date; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company is located or does or did business, during the six (6) months prior to the Termination Date.

(k)                                 “Confidential Information” means any confidential or proprietary information belonging to the Company, including, but not limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled or identified as confidential and proprietary.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to Participant prior to its disclosure to Participant by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by Participant; or (iv) is received by Participant from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. Participant acknowledges and agrees that the Confidential Information he/she obtains or becomes aware of as a result of his/her employment with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that Participant is required to protect and not disclose such information.

1.2                               Non-Solicitation of Customers and Employees. Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Restricted Period, Participant will not, on Participant’s own behalf, nor as an officer, director, stockholder, partner, associate, owner, Participant, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, directly or indirectly:

(a)                                 Solicit, induce, influence or attempt to solicit, induce or influence any Company Customer to (i) cease doing business in whole or in part with the Company, or (ii) do business with any other person or entity that is “Competitive with the Company”;

(b)                                 Solicit, induce, or attempt to induce any Prospective Customer to (i) not begin doing business with the Company, (ii) cease doing business in whole or in part with the Company, or (iii) do business with any person or entity that is Competitive with the Company;

(c)                                  Interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any supplier, vendor, distributor, lessor, lessee, or licensor that transacts business with the Company; or

(d)                                 Encourage, entice, induce or suggest that any Company Employee terminate or alter his/her employment or relationship with the Company for the benefit of any person or entity other than the Company.

1.3                               Non-Competition.

(a)                                 Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Restricted Period, within the Restricted Area, Participant will not directly or indirectly, for Participant’s own behalf or for any other person or entity provide the Restricted Services for any person or entity that is Competitive with the Company.

(b)                                 Notwithstanding the foregoing, Participant’ s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section.

(c)                                  In furtherance and not in limitation of the foregoing restrictions, during each Participant’s employment with the Company or any of its Subsidiaries and during the Restricted Period, subject to Participant’s duties of employment, Participant shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

1.5                               Business Opportunities.  Participant, while he or she is employed by the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

1.6                               Confidentiality.

(a)                                 Participant acknowledges that during his or her employment with the Company, he or she has and will necessarily become informed of, and have access to, the Cconfidential Information of the Company, and that the Confidential Information, even though it maybe contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit.  Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his or her employment, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant.

(b)                                 By no later than the Termination Date, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverables containing Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business that are in the Participant’s possession or control.